EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”), dated as of November 8, 2011, is made by and among LY RETAIL LLC, a limited liability company organized under the laws of California (the “Company”), TOP GEAR INC., a corporation organized under the laws of Delaware and parent of the Company (the “Parent”) and BRADEN RICHTER (the “Executive”). Each of the Company, the Parent and the Executive are referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS:

WHEREAS, the Company wishes to employ the Executive as its President and Chief Executive Officer and the Executive wishes to accept such employment, on the terms set forth below, effective as of November 23 2011 (“Effective Date”);

NOW, THEREFORE, in consideration of the foregoing premises, and the covenants, representations and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and accepted, the Parties, intending to be legally bound, hereby agree as follows:

1.          Term. The Company hereby employs the Executive, and the Executive hereby accepts such employment, for an initial term commencing as of the Effective Date and continuing through November 22, 2016, unless sooner terminated in accordance with the provisions of Section 5 hereof (the “Initial Term”), with such employment to be extended for an additional term of two (2) consecutive years (the “Extended Term”) in accordance with the terms of this Agreement (subject to termination as aforesaid) if either: i) the Executive meets the Company’s fiscal plan for the last two years of the Initial Term or ii) the Executive meets the Company’s fiscal plan in at last three (3) of the five (5) years for the Initial Term unless Executive notifies Company of non-renewal in writing prior to two (2) months before the expiration of the Initial Term, as applicable (the “Executive Opt-Out”). The Initial Term and the Extended Term shall collectively be referred to as the “Term”.

2.          Duties. During the Term, the Executive shall be employed by the Company as its President and Chief Executive Officer reporting directly to the Company’s Board of Directors. The Executive shall devote a commercially reasonable amount of his working time, and effort to the affairs of the Company and to the faithful and efficient performance of his duties hereunder.

3.          Place of Performance. Executive shall be based at the office of the Company in Marina Del Rey, California. The office must be located within the Los Angeles county and cannot be relocated further than twenty-five (25) miles from the current location, unless with unanimous Board consent, Executive is a member of the Board.

4.          Compensation.

(a)          Base Salary. The Company shall pay the Executive during the Term a salary at a minimum rate of $300,000 per annum for the period beginning on the Effective Date through the Initial Term (the “Base Salary”), in accordance with the customary payroll practices of the Company applicable to senior executives. For each year thereafter, the Parent’s Board (or compensation committee of the Parent’s Board, or, at the discretion of the Parent’s Board, by a committee composed of two or more members of the Parent’s Board (for purposes of this Agreement, the “Committee”) shall review the Executive’s Base Salary and shall provide for an annual cumulative increase of not less than four percent (4%), such increases therein as it may, in its discretion, deem appropriate. (Any such increased salary shall constitute the “Base Salary” as of the time of the increase.)

(b)          Bonus.

(i)          In addition to the Base Salary, for each Fiscal Year, starting in 2012, ending during the Term, the Executive shall be entitled to receive the applicable Bonus Amount with respect to such Fiscal Year. If the applicable Performance Target with respect to a Fiscal Year is not met, no Bonus Amount will be earned or paid to the Executive pursuant to this Section 4(b)(i) for such Fiscal Year. In order to earn any Bonus Amount pursuant to this Section 4(b)(i), the Executive must remain employed by the Company or Parent as of the last day of such Fiscal Year. If the Executive’s employment terminates before the end of a Fiscal Year, the Executive will not be eligible to earn or be paid any Bonus Amount, except as provided in an applicable severance plan. For purposes of this Agreement, (i) “Fiscal Year” means the Company’s fiscal year ending on December 31 as set forth under column (A) of Schedule I hereto; (ii) “Bonus Amount” means the amount set forth in column (B) of Schedule I hereto with respect to the applicable Fiscal Year; and (iii) “Performance Target” means the performance target(s) set forth in column (C) of Schedule I hereto with respect to the applicable Fiscal Year. Notwithstanding the foregoing, Executive shall only be entitled to any Bonus Amount in the event that the Company’s losses in any fiscal year are equal to or less than the losses set forth in Company’s adopted pro-forma as adopted by the Company as of January 24, 2012 and is hereby incorporated by reference.

(ii)         The Parent’s Board, or, at the discretion of the Parent’s Board, the Committee, shall further have the discretion to grant Executive annual bonuses in such amounts and on such terms as it shall determine in its sole discretion. Nothing contained in the foregoing shall limit the Executive’s eligibility to receive any other bonus under any other bonus plan, stock option or equity-based plan, or other policy or program of Parent or the Company.

(c)          Option Grant. Immediately after he signs this Agreement, Executive shall be granted an option under the Company’s newly adopted stock option plan to purchase 1,950,000 shares of the Parent’s common stock. The number of shares underlying the Option Grant and the exercise price thereof and all other terms and conditions of said Grant shall be set forth in Company’s Employee Option Plan and shall be appropriately adjusted upon any split, combination, reclassification, recapitalization or similar change with respect to the Parent’s common stock. Executive will be asked to sign the Company’s Employee Non-Qualified Stock Option Agreement (the “NQSO”) as a condition to receiving such Option Grant. Executive also agrees and acknowledges that Employee is subject to the terms and conditions of the lock-up agreement (the “Lock-Up Agreement” dated as of November 8, 2011 between Executive and Company. In the event of a conflict between the Lock-Up Agreement and this Agreement, the conflicting provision of this Agreement will prevail.. Furthermore, Company agrees and acknowledges this Option Grant is subject to the non-dilution provision set forth in Executive’s non-qualified stock option agreement between Company and Executive.

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(d)          Equity Incentive Compensation. Executive shall be entitled to participate in any equity compensation plan of Parent or the Company in which Executive is eligible to participate, and may, without limitation, be granted in accordance with any such plan options to purchase units of Company membership interest, shares of Parent’s common stock, shares of restricted stock, and other equity awards in the discretion of the Parent’s Board or the Committee.

(e)          Benefits. The Executive shall be permitted during the Term to participate in any group life, hospitalization or disability insurance plans, health programs, retirement plans, fringe benefit programs and other benefits that may be available to other senior executives of the Company or Parent generally, in each case to the extent that the Executive is eligible under the terms of such plans or programs.

(f)          Vacation. The Executive shall be entitled to vacation of no less than fifteen (15) business days for the Initial Term and twenty (20) business days for the Extended Term. Unused vacation days shall carry-over into subsequent years.

(g)          Expenses. The Company shall pay or reimburse the Executive for all ordinary and reasonable out-of-pocket expenses actually incurred (and, in the case of reimbursement, paid) by the Executive during the Term in the performance of the Executive’s services under this Agreement, in accordance with the Company’s policies regarding such reimbursements.

5.          Termination of Employment; Change of Control.

(a)          Termination upon Death or Disability. This Agreement and Executive’s employment hereunder shall automatically terminate on the date on which Executive dies or becomes permanently incapacitated. Executive shall be deemed to have become “permanently incapacitated” on the date that is thirty (30) days after the Company has determined that Executive has suffered a Permanent Incapacity (as defined below) and so notifies Executive. For purposes of this Agreement, “Permanent Incapacity” shall mean that (i) Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the service provider’s employer.

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(b)          Termination by the Company for Cause. The Company may terminate this Agreement and Executive’s employment hereunder with Cause (as defined below), effective upon delivery of written notice to Executive given at any time during the Term (without any necessity for prior notice). For purposes of this Agreement, “Cause” shall mean the Executive’s: (i) conviction of any felony or any other crime involving moral turpitude, (ii) proven material fraud against the Company or any of its subsidiaries or affiliates or material theft of or maliciously intentional damage to the property of the Company or any of their subsidiaries or affiliates, (iii) willful breach of Executive’s fiduciary duties to the Company, or (iv) material breach by Executive of any material provision of this Agreement. Termination for Cause is only allowed if the Company gives the Executive 30 day’s notice of the termination within 30 days of Company becoming aware of the alleged incident causing the termination under this provision, provides the basis of the claims, and the Executive is given 15 days to explain and/or correct the condition or incident at issue to the reasonable satisfaction of Company.

(c)          Termination by Company without Cause. The Company may terminate this Agreement and Executive’s employment hereunder without Cause, effective upon delivery of written notice to Executive given at any time during the Term (without any necessity for prior notice) provided that the Company complies with all provisions of this Agreement, including without limitation, obligations related to severance, vesting of options and continuation of benefits as set forth herein. If Executive is terminated without cause and Company’s annual revenues are less than Fifty Million Dollars ($50,000,000) then Executive will be paid for twenty-four (24) consecutive months of Executive’s Base Salary subject to any annual, cumulative increases as provided for in paragraph 4 (a) hereinabove as well as any bonuses, stock grants (which shall fully vest and be exercisable in accordance with the non-qualified stock option agreement executed between Executive and Company) and benefits that were awarded or should have been awarded during the Initial Term but for Company’s termination without cause. If Executive is terminated without cause and Company’s annual revenues are greater than Fifty Million Dollars ($50,000,000) Executive shall be paid for the entire Base Salary for each year that remains in the Initial Term, as well as any bonuses, stock grants (which shall fully vest and be exercisable in accordance with the non-qualified stock option agreement executed between Executive and Company) and benefits that were awarded or should have been awarded during the Initial Term but for Company’s termination without cause. Furthermore, in the event that Executive is terminated without cause then with respect to the Extended Term, Executive shall be paid Executive’s annual Base Salary (which shall include the annual cumulative minimum increase as set forth in this Agreement) as well as any associated bonuses, stocks and benefits if the conditions for Executive being granted the Extended Term are satisfied. Furthermore, in the event that Executive is terminated by Company without cause no matter if the Company’s annual revenues are either less than, equal to or greater than Fifty Million Dollars ($50,000,000) Executive shall have no duty to mitigate and Executive shall be free to accept employment from any third party and Company shall continue to perform under the obligations set forth in this subparagraph 5 (c).

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(d)          Termination by the Executive for Good Reason. The Executive may terminate this Agreement and Executive’s employment hereunder with Good Reason (as defined below). For purposes of this Agreement, “Good Reason” shall mean (i) the material reduction of the Executive’s title, authority, duties and responsibilities or the assignment to the Executive of duties materially inconsistent with the Executive’s position or positions with Parent and the Company; (ii) a material reduction in Base Salary of the Executive; (iii) the Company’s material breach of this Agreement; or (iv) any change in the geographic location at which Executive must perform the services under this Agreement, which change is reasonably material to Executive. Notwithstanding the foregoing, (x) Good Reason shall not be deemed to exist unless notice of termination on account thereof (specifying a termination date no later than thirty (30) days from the date of such notice) is given no later than 30 days after the time at which the event or condition purportedly giving rise to Good Reason first occurs or arises and (y) if there exists (without regard to this clause (y)) an event or condition that constitutes Good Reason, the Company shall have fifteen (15) days from the date notice of such a termination is given to cure such event or condition and, if the Company does so, such event or condition shall not constitute Good Reason hereunder.

(e)          Termination by the Executive other than for Good Reason. The Executive may terminate this Agreement and Executive’s employment hereunder other than for Good Reason, provided that the Executive gives the Company no less than thirty (30) days prior written notice of such termination.

6.          Payments Upon Termination.

(a)          Upon termination of this Agreement and Executive’s employment hereunder due to Executive’s death or disability pursuant to Section 5(a) hereof, (i) the Executive (or the Executive’s estate or beneficiaries in the case of the death of the Executive) shall be entitled to receive: (i) all earned Base Salary, benefits, compensation and bonuses; (ii) a prorated bonus for the year of the Executive’s death or disability; (iii) a continuation of the Executive’s disability and death benefits; (iv) reimbursement of all unpaid expenses on behalf of the Company; (v) all unpaid and unused vacation days; (vi) all outstanding stock options granted to Executive shall immediately vest under the Company’s Employee Option Plan, under the Equity Incentive Compensation or any other Company plan, granted to Executive during his employment. Executive (or the Executive’s estate or beneficiaries in the case of the death of the Executive) shall have no further rights to any other compensation or benefits hereunder, or any other rights hereunder.

(b)          Upon termination of this Agreement and Executive’s employment hereunder (i) by the Company for Cause pursuant to Section 5(b) hereof or by Executive other than for Good Reason pursuant to Section 5(e) hereof, (i) the Company shall pay to Executive an amount equal to Executive’s then Base Salary and other benefits (including any bonus for a calendar year completed before termination) earned and accrued under this Agreement prior to the date of termination (and reimbursement under this Agreement for expenses incurred prior to the date of termination) and (ii) the Executive shall have no further rights to any other compensation or benefits under this Agreement on or after the termination of employment.

(c)          Upon termination of this Agreement and Executive’s employment hereunder by the Company without Cause pursuant to Section 5(c) hereof or by Executive for Good Reason pursuant to Section 5(d) hereof, (i) the Company shall pay to Executive in accordance with the terms and conditions set forth in paragraph 5 (c) hereinabove as well as the following i) a lump sum payment for all unused vacation time; and ii) a continuation of Executive’s health insurance benefits for a period of twelve (12) consecutive months; and iii) all outstanding stock options granted shall immediately vest under the Company’s Employee Option Plan, under the Equity Incentive Compensation or any other Company plan including but not limited to the NQSO between Executive and Company and subject to all of the terms and conditions set forth in the NQSO, granted to Executive during his employment..

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(d)          Nothing contained in this Section 6 shall affect the terms of any employee stock options, stock grants, or other equity-based compensation that may have been issued by the Parent or Company to Executive, which in the event of termination of Executive’s employment with the Company shall continue to be governed by their own terms and conditions.

(e)          Unless the payment is required to be delayed pursuant to Code Section 409A (as defined below), the cash amounts payable to the Executive (or the Executive’s estate or beneficiaries in the case of the death of the Executive) under this Section 6 shall be paid to the Executive (or the Executive’s estate or beneficiaries in the case of the death of the Executive) over the course of the Initial Term or Extended Term as applicable.

7.          Parachutes. If any amount payable to or other benefit receivable by the Executive pursuant to this Agreement would be deemed to constitute a Parachute Payment (as defined below), alone or when added to any other amount payable or paid to or other benefit receivable or received by the Executive which is deemed to constitute a Parachute Payment (whether or not under an existing plan, arrangement or other agreement), and would result in the imposition on the Executive of an excise tax under Section 4999 of the Code, then the Parachute Payments shall be reduced (but not below zero) so that the maximum amount of the Parachute Payments (after reduction) shall be one dollar ($1.00) less than the amount which would cause the Parachute Payments to be subject to the excise tax imposed by Section 4999 of the Code. Any such reduction shall be made by first reducing severance benefits (if any). Notwithstanding the foregoing, if the reduction of Parachute Payments under this Section 7 would be equal to or greater than $50,000, then there shall be no such reduction and the full amount of the Parachute Payment shall be payable. “Parachute Payment” shall mean a “parachute payment” as defined in Section 280G of the Code. The calculation under this Section 7 shall be as determined by the Parent’s accountants. In the event of a change in control, a “gross up” procedure would be implemented to cover any excise tax that is owed by way of a parachute that is created by a this type of an event.

8.          Execution of Release. The Executive acknowledges that, if required by the Company prior to making the payments and benefits set forth in Section 5 (other than accrued but unpaid Base Salary and other benefits), all such payments and benefits are subject to his execution of a general release from liability of the Company, Parent, and their respective Officers (including his successor), Directors/Managers and employees, and such release becoming irrevocable by its terms. The release will be limited to claims relating exclusively to Executive’s employment with the Company as of the date of termination and conditioned on the Company’s payment of all terms and conditions set forth in this Agreement. The Release will not release claims for the payment of any future stock option payments provided and detailed above. The Release will not add any terms or conditions relating to post employment that are not included in this Agreement.

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9.          Application of Code Section 409A.

(a)          This Agreement shall be interpreted to avoid any penalty sanctions under Section 409A of the Code (“Code Section 409A”). If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under Code Section 409A, then such benefit or payment will be provided in full (to the extent not paid in part at earlier date) at the earliest time thereafter when such sanctions will not be imposed. For purposes of Code Section 409A, all payments to be made upon a termination of employment under this Agreement may only be made upon Executive’s “separation from service” (within the meaning of such term under Code Section 409A) with the Company, each payment made under this Agreement will be treated as a separate payment, and the right to a series of installment payments under this Agreement will be treated as a right to a series of separate payments. In no event will Executive, directly or indirectly, designate the calendar year of payment, except as permitted under Code Section 409A.

(b)          Notwithstanding anything herein to the contrary, if, at the time of Executive’s “separation from service” with the Company, the Company has securities which are publicly traded on an established securities market and Executive is a “specified employee” (as such term is defined in Code Section 409A) and it is necessary to postpone the commencement of any payments or benefits otherwise payable under this Agreement as a result of such termination of employment to prevent any accelerated or additional tax under Code Section 409A, then the Company will postpone the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive), until the first payroll date that occurs after the date that is six (6) months following Executive’s “separation of service” with the Company. If any payments are postponed due to such requirements, such postponed amounts will be paid with interest at the applicable federal rate as provided under Section 7872(f)(2)(A) of the Code in a lump sum to Executive on the first payroll date that occurs after the date that is six (6) months following Executive’s “separation of service” with the Company. If Executive dies during the postponement period prior to the payment of the postponed amount, the amounts withheld on account of Code Section 409A will be paid to the personal representative of Executive’ s estate within sixty (60) days after the date of Executive’s death. Payments pursuant to Section 6 of this Agreement are intended to satisfy the short-term deferral exception under Code Section 409A.

(c)          All reimbursements and in-kind benefits provided under this Agreement will be made or provided in accordance with the requirements of Code Section 409A, including, where applicable, the requirement that (i) any reimbursement will be for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

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(d)          , all grants, awards, bonuses or other payments made to Executive or for which Executive is eligible under any Company bonus, incentive, deferred compensation plan or program or any other compensation arrangement will be structured to comply with the requirements of Code Section 409A or an exception from such requirements.

10.         Covenants of the Executive.

(a)          Confidentiality. During the Term, the Company has and will continue to provide Executive with access to, and may confide in him, information, business methods and systems, techniques and methods of operation developed at great expense by the Company and which are assets of the Company. Executive recognizes and acknowledges that: (i) all Confidential Information (defined below) is the property of the Company and is unique, extremely valuable and developed and acquired by great expenditures of time, effort and cost; (ii) the misuse, misappropriation or unauthorized disclosure by Executive of the Confidential Information would constitute a breach of trust and would cause serious irreparable injury to the Company; and (iii) it is essential to the protection of the Company’s goodwill and to the maintenance of the Company’s competitive position that the Confidential Information be kept secret and that Executive not disclose the Confidential Information to others or use same to his own advantage or to the advantage of others. Accordingly, Executive shall not, during the Term or thereafter, directly in any manner, utilize or disclose to any person, firm, corporation, association or other entity, or use on his own behalf, any confidential and proprietary information of the Company, including, but not limited to, information relating to strategic plans, sales, costs, client lists, client preferences, client identities, investment strategies, computer programs, profits or the business affairs and financial condition of the Company, or any of its clients, or any of the Company’s business methods, systems, marketing materials, clients or techniques (collectively “Confidential Information”), except for (i) such disclosures where required by law, but only after written notice to the Company detailing the circumstances and legal requirement for the disclosure; or (ii) as authorized during the performance of Executive’s duties for such use or purpose as are reasonably believed by Executive to be in the best interests of the Company. At any time, upon request, Executive shall deliver to the Company all of its property including, but not limited to, its Confidential Information (whether electronically stored or otherwise) which are in his possession or under his control. Property to be returned includes, but is not limited to, notebook pages, documents, records, prototypes, client files, drawings, electronically stored data, computer media or any other materials or property in Executive’s possession. The Company further acknowledges that the Executive joined the Company with a substantial amount of experience, information, knowledge and client and potential client contacts before he joined the Company. The Executive had experience and knowledge regarding computer programs and software, start-up company strategies and techniques, and client contacts which the Executive will be sharing with the Company to help the Company succeed. Confidential information as defined in this Agreement will only include information the Executive could not have learned except for his employment with the Company. The Company acknowledges that nothing in this Agreement will prevent the Executive from continuing to use all the information, knowledge and client contacts he had before he joined the Company following the Executive’s employment with the Company. The Executive agrees that the Executive will keep confidential all information for which the Company has a legitimate business interest to protect as defined herein. The Company further acknowledges that the Executive has notified the Company regarding the Executive’s current role on several Board of Directors and other charitable efforts and that he will continue in these various roles and efforts while employed by the Company.

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(b)          Noninterference. During the Term and for a period of one (1) year following the end of the Term or Executive’s active engagement (meaning that Executive’s services have been terminated by Company has exercised the Executive Opt Out or Executive has terminated the Agreement for Good Reason all of which are as set forth hereinabove) by Company whichever is earlier (the “Restricted Period”), for whatever reason, he will not, directly, for himself or on behalf of any third party, at any time or in any manner:

(i)          persuade, induce, solicit, influence or attempt to influence, or cause any person who is an employee of the Company to terminate his or her relationship with the Company or refer any such employee to anyone, without prior written approval from the Company;

(ii)         request or cause any of the Company’s clients or potential clients to cancel, modify or terminate any existing or continuing or, to Executive’s knowledge, prospective business relationship with the Company;

(iii)        persuade, induce, solicit, influence or attempt to influence, or cause any client or, to Executive’s knowledge, prospective client of the Company to cease or refrain from doing business, or to decline to do business, or to change or alter any existing or prospective business relationship, with the Company;

(iv)        provide any third party with any information concerning any client, or to Executive’s knowledge, prospective client of the Company, including but not limited to, the disclosure of any client name or data, in whatever form, to such third party.

(v)         Notwithstanding the foregoing, during the Term the provisions set forth in this sub-paragraph 10(b) shall not be applicable to Executive’s own company currently entitled Jaxon International, LLC (“Jaxon”) and that such services rendered for Jaxon shall not be deemed to be in violation of this subparagraph 10(b) . However, in the event that Executive should sell Executive’s interest in Jaxon then Executive shall no longer be permitted to render services for Jaxon during the Term and a period of one (1) year following the end of the Term.

(c)          Noncompetition. During the Term and Restricted Period, Executive shall not, directly or indirectly, engage or participate in, or become employed by, or affiliated with, or enter into or maintain a contractual relationship with, or render advisory or any other services to, any person or business entity or organization, of whatever form, that competes with the Company in the United States or any other location in which the Company conducts business prior to your termination date. Notwithstanding the foregoing, during the Term Executive shall be permitted to render services in connection with Jaxon and that such services shall not be deemed to be in violation of this subparagraph 10(c). However, in the event that Executive should sell Executive’s interest in Jaxon then Executive shall no longer be permitted to render services for Jaxon during the Term.

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(d)          .Injunctive Relief. Executive acknowledges that his compliance with the covenants in Sections 10(a), 10(b) and 10(c) hereof (the “Restrictive Covenants”) is necessary to protect the good will, Confidential Information and other proprietary interests of the Company, that such covenants are supported by adequate and sufficient consideration, and that, in the event of any violation or threatened violation by Executive of any such provision, the Company will sustain serious, irreparable and substantial harm to its business, the extent of which will be difficult to determine and impossible to remedy by an action at law for money damages. Accordingly, Executive agrees that, in the event of such violation or threatened violation by him, the Company shall be entitled to seek an injunction before trial from any court of competent jurisdiction as a matter of course and upon the posting of not more than a nominal bond, in addition to all such other legal and equitable remedies as may be available to the Company in accordance with the terms of this Agreement. Executive further acknowledges that he has carefully considered the nature and extent of the restrictions contained herein and the rights and remedies conferred upon the Company under this Agreement, and hereby acknowledges and agrees that the same are reasonable, are designed to protect the legitimate business interests of the Company, and do not confer benefits upon the Company disproportionate to the detriment upon him. In the event that Executive violates any of the covenants in this Agreement and the Company commences legal action for injunctive or other relief, the Company shall have the benefit of the full period of the covenants, computed from the date Executive ceased violation of the covenants, either by order of the court or otherwise. Executive acknowledges that any claim or cause of action he may have against the Company shall not constitute a defense to the enforcement by the Company of his covenants in Article 5 of this Agreement (e.g., these covenants are independent of any other provision in this Agreement and of any other promise made to Executive). Executive also acknowledges that his experience and capabilities are such that he can obtain suitable employment otherwise than in violation of the covenants in this Agreement and that the enforcement of these covenants will not prevent the earning of a livelihood nor cause undue hardship. Without limiting the foregoing, in the event of a breach by Executive of any Restrictive Covenant, the Company’s obligations under this Agreement shall immediately terminate, Executive shall not be entitled to any additional monetary payments or benefits of any kind whatsoever and Executive shall reimburse the Company for all of its attorneys fees and costs associated with any legal or equitable proceedings or litigation seeking to enforce the terms of this Agreement.

(e)          Remedies Cumulative and Concurrent. The rights and remedies of the Company as provided in this Section 10 shall be cumulative and concurrent and may be pursued separately, successively or together, at the sole discretion of the Company, and may be exercised as often as occasion therefor shall arise. The failure to exercise any right or remedy shall in no event be construed as a waiver or release thereof.

(f)          Executive’s Authorization. Executive authorizes the Company to inform any third parties, including future employers, prospective employers and the Company’s clients or prospective clients, of the existence of this Agreement and his obligations under it.

(g)          Survivability. The provisions of this Section 10 shall survive the cessation of Employee’s employment for any reason, as well as the expiration of this Agreement at the end of its Term or at any time prior thereto.

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(h)          Definition of Company. For purposes of this Section 10, the term “Company” shall include the Company and any of its parents (including the Parent), subsidiaries, affiliates or any related companies including their respective successors and assigns.

11.         Other Provisions.

(a)          Severability. The Executive acknowledges and agrees that (i) he has had an opportunity to seek advice of counsel in connection with this Agreement. If it is determined that any of the provisions of this Agreement or any part thereof, including, without limitation, any of the Restrictive Covenants, is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

(b)          Duration and Scope of Covenants. If any court or other decision-maker of competent jurisdiction determines that any of the Restrictive Covenants contained in this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, then, after such determination has become final and unappealable, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

(c)          Arbitration.

(i)          Subject to the limitations of this Section 11(c), if any dispute arises between the Parties under or concerning this Agreement or the terms hereof, or regarding the manner in which Executive was treated while employed by the Company, the termination of his employment, or any alleged violation by the Company of Executive’s rights under any common law theory, or any applicable federal, state, or local law, statute, regulation, or ordinance (including without limitation 42 U.S.C. § 1981, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and any other local, state, or federal legislation that pertains to employee rights or discrimination in employment), the Parties agree to submit such issue to final and binding arbitration in accordance with the then existing National Rules for the Resolution of Employment Disputes of the American Arbitration Association. Nothing in this Section 11(c), however, will preclude the Company from seeking the judicial relief set forth under Section 10 of this Agreement.

(ii)         The Parties agree that the interpretation and enforcement of the arbitration provisions in this Agreement will be governed exclusively by the Federal Arbitration Act (the “FAA”), 9 U.S.C. § 1 et seq., provided that they are enforceable under the FAA, and will otherwise be governed by the law of the State of California and the federal rules of evidence.

(iii)        The Parties agree that a demand for arbitration must be postmarked or delivered in person to the other Party within the time permitted by law relating to the claim at issue.

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(iv)        The Company will pay the arbitrator’s fees.

(v)         Unless otherwise agreed by the Parties, arbitration will take place in Los Angeles, California.

(vi)        In rendering an award, the arbitrator will determine the rights and obligations of the Parties according to federal law and the substantive law of the State of California without regard to any principles governing conflicts of laws and the arbitrator’s decision will be governed by state and federal substantive law, including state and federal discrimination laws referenced in Section 11(c)(i) hereof, as though the matter were before a court of law.

(vii)       Any arbitration award will be accompanied by a written statement containing a summary of the issues in controversy, a description of the award, and an explanation of the reasons for the award. The decision of the arbitrator will be made within thirty (30) days following the close of the hearing. The Parties agree that the award will be enforceable exclusively by any state or federal court of competent jurisdiction within Los Angeles, California.

(viii)      It is understood and agreed by the Parties that their agreement herein concerning arbitration does not contain, and cannot be relied upon Executive to contain, any promises or representations concerning the duration of the employment relationship, or the circumstances under or procedures by which the employment relationship may be modified or terminated.

(ix)         If any part of this arbitration procedure is in conflict with any mandatory requirement or applicable law, the law will govern, and that part of this arbitration procedure will be reformed and construed to the maximum extent possible in conformance with the applicable law. The arbitration procedure will remain otherwise unaffected and enforceable.

(d)          Notices. All notices, demands, consents, requests, instructions and other communications to be given or delivered or permitted under or by reason of the provisions of this Agreement or in connection with the transactions contemplated hereby shall be in writing and shall be deemed to be delivered and received by the intended recipient as follows: (i) if personally delivered, on the business day of such delivery (as evidenced by the receipt of the personal delivery service), (ii) if mailed certified or registered mail return receipt requested, two (2) business days after being mailed, (iii) if delivered by overnight courier (with all charges having been prepaid), on the business day of such delivery (as evidenced by the receipt of the overnight courier service of recognized standing), or (iv) if delivered by facsimile transmission or other electronic means, including email, on the business day of such delivery if sent by 6:00 p.m. in the time zone of the recipient, or if sent after that time, on the next succeeding business day. If any notice, demand, consent, request, instruction or other communication cannot be delivered because of a changed address of which no notice was given (in accordance with this Section 11(d), or the refusal to accept same, the notice, demand, consent, request, instruction or other communication shall be deemed received on the second business day the notice is sent (as evidenced by a sworn affidavit of the sender). All such notices, demands, consents, requests, instructions and other communications will be sent to the following addresses or facsimile numbers as applicable:

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If to the Company or Parent, to:	Top Gear Inc.
8884 Venice Blvd.,
Culver City, CA 90034
Attention: Margot Ritcher
Telephone No.: 323-488-3574
Email.: finance@luxeyard.com

If to the Executive, to:	Braden Richter
2605 Grand Canal
Venice, CA 90291
Attention: Braden Richter
Telephone No.: 323-488-3574
Email.: richter.braden@gmail.com

Any such person may by notice given in accordance with this Section 11(d) to the other Parties hereto designate another address or person for receipt by such person of notices hereunder.

(e)          Section Headings. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to or “Section” or “Sections” refer to the corresponding Article or Section or Sections of this Agreement, unless the context indicates otherwise.

(f)          Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Unless otherwise expressly provided, the word “including” shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of such representation, warranty, or covenant. All words used in this Agreement will be construed to be of such gender or number as the circumstances require.

(g)          Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

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(h)          Entire Agreement. This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto. Any subsequent agreement that includes any term that conflicts in any way with any term of this Agreement must be in writing, specifically identify the term in this Agreement that is being superceded and be signed by both Parties.

(i)          Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the Parties or, in the case of a waiver, by the Party waiving compliance. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

(j)          Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of the Executive) and assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company; provided, however, that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law.

(k)          Withholding. The Company shall be entitled to withhold from any payments or deemed payments any amount of tax withholding it determines to be required by law.

(l)          Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, permitted assigns, heirs, executors and legal representatives.

(m)          Survival. Anything contained in this Agreement to the contrary notwithstanding, the provisions of Section 10 and any other provisions of this Agreement expressly imposing obligations that survive termination of Executive’s employment hereunder, and the other provisions of this Section 11 to the extent necessary to effectuate the survival of such provisions, shall survive termination of this Agreement and any termination of the Executive’s employment hereunder.

(n)          Existing Agreements. The Executive represents to the Company that he is not subject or a Party to any employment or consulting agreement, non-competition covenant or other agreement, covenant or understanding which might prohibit him from executing this Agreement or limit his ability to fulfill his responsibilities hereunder.

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(o)          GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA WITHOUT REGARD TO ANY PRINCIPLES OF CONFLICTS OF LAW WHICH COULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF CALIFORNIA.

(p)          Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WANES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Signatures follow on next page]

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IN WITNESS WHEREOF, the Parent, Company and the Executive have caused their respective signature pages to this Agreement to be duly executed as of the date first written above.

PARENT:
TOP GEAR INC.

By:	/s/ Braden Richter
Name:	Braden Richter
Title:	CEO & President

COMPANY:
LY RETAIL, LLC

By:	/s/ Braden Richter
Name:	Braden Richter
Title:	CEO & President

EXECUTIVE:

/s/ Braden Richter
Name:	Braden Richter

Schedule I

Bonus Criteria

Fiscal Year Ending December 31,	Bonus Amount	Performance Target *
(A)	(B)	(C)

Any Year	$150,000	Revenue of at least $50,000,000
Any Year	$200,000	Revenue of at least $75,000,000
Any Year	$250,000	Revenue of at least $100,000,000
Any Year	$300,000	Revenue of at least $150,000,000
Any Year	$400,000	Revenue of at least $200,000,000
Any Year	$500,000	Revenue of at least $250,000,000
Any Year	$600,000	Revenue of at least $300,000,000

* “Revenue” shall mean the revenue of the Company as reflected in the financial statements contained in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the applicable Fiscal Year. “Net Loss” shall mean the net loss, if any, of the Company as reflected in the financial statements contained in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the applicable Fiscal Year.